Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-268415) on Form S-8 of Amprius Technologies, Inc. of our report dated June 21, 2022 (except for the reverse recapitalization described in Note 1 as to which the date is November 16, 2022), relating to the financial statements of Amprius Technologies, Inc., appearing in this Annual Report on Form 10-K of Amprius Technologies, Inc. for the year ended December 31, 2022.

/s/ SingerLewak LLP

San Jose, California
March 30, 2023